PROSPECTUS and	PRICING SUPPLEMENT NO. 2
PROSPECTUS SUPPLEMENT, each	Dated June 2, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $16,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$350,000,000 Floating-Rate Senior Notes Due July 15, 2013

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series E remaining prior to this issuance, representing the $18,000,000,000 initial program amount reduced by $500,000,000 of Fixed Rate Senior Medium-Term Notes to be issued on the same date and by $1,500,000,000 designated for issuance pursuant to the Issuer’s InterNotes® program described in the prospectus supplement for such program filed with Registration Statement No. 333-173672.

CUSIP:	24422ERD3

Date of Issue:	June 7, 2011

Maturity Date:	July 15, 2013

Principal Amount:	$350,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month, except the first interest period will be an interpolated rate between 1 month and 2 month maturity

Spread:	LIBOR + 15 bps

Initial Interest Rate Determination Date:	June 3, 2011

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 15th (or next Business Day) of January, April, July, and October beginning July 15, 2011

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 15th (or next Business Day) of January, April, July, and October beginning July 15, 2011

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$105,000,000.00
HSBC Securities (USA) Inc.	105,000,000.00
J.P. Morgan Securities LLC	105,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	11,666,666.67
BNP Paribas Securities Corp.	11,666,666.67
Santander Investment Securities Inc.	11,666,666.66
Total	$350,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from June 7, 2011 if settlement occurs after that date